Exhibit 10.8

Summary of the

Coca-Cola Enterprises, Inc

Executive Long-Term Disability Plan

The Coca-Cola Enterprises Inc. Executive Long-Term Disability Plan (the “Executive LTD Plan” or “Plan) is an insured disability plan funded by an individual disability income (“IDI”) insurance policy issued to each eligible executive. The Executive LTD Plan provides an enhanced level of long-term disability insurance coverage (over and above that provided under the Coca-Cola Enterprises Group Long-Term Disability Plan (the “LTD Plan”)) for certain executive employees.

ELIGIBILITY

Participation is limited to those executives whose base salaries would cause them to be subject to certain benefit limitations imposed under the LTD Plan.

EXECUTIVE LTD PLAN COVERAGE

The LTD Plan provides a monthly disability benefit of up to 60% of your salary (up to 70% of salary for participants who elect supplemental coverage). However, the maximum monthly LTD Plan benefit is limited to $10,000 (even for participants who elect supplemental coverage). The Executive LTD Plan provides for an additional monthly disability benefit of up to approximately 10% of salary, with a maximum monthly benefit of $5,000. Therefore, the LTD Plan and Executive LTD Plan provide for a combined monthly benefit of up to $15,000.

DETERMINATION OF BENEFITS

Benefits under the Executive LTD Plan will be determined according to the terms of the IDI insurance policy issued to by the Insurance Company. Generally, the executive’s combined disability benefits under the LTD Plan and the Executive LTD Plan will be up to approximately 70% of his or her salary, subject to the $15,000 monthly benefit limit described above.

EFFECT ON SUPPLEMENTAL LTD PLAN COVERAGE

Executives who are eligible for the Executive LTD Plan coverage are not eligible to elect supplemental coverage under the LTD Plan.

IDI INSURANCE POLICY

Coverage under the Executive LTD Plan is provided through an IDI insurance policy issued directly to the executive by the Insurance Company.